Exhibit 99.1
Avantor Reports Third Quarter 2019 Results

•	Net sales of $1.50 billion, net income of $22.1 million, adjusted EBITDA of $250.8 million

•	GAAP earnings per share of $0.01, adjusted EPS of $0.15, up 49%

•	Operating cash flow of $198 million, unlevered free cash flow of $206 million, up 48%

•	Further reduced adjusted net leverage to 4.8X from 7.0X at January 1, 2019

•	Full year 2019 guidance of net sales $6.02-6.08 billion, adjusted EBITDA of $1.025-1.035 billion

•	Maintaining full-year 2019 adjusted EPS guidance of $0.55-0.58, up 52-60%
Radnor, Pa. – November 5, 2019 – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission critical products and services to customers in the life sciences and advanced technologies & applied materials industries, today reported financial results for the quarter ended September 30, 2019.
“We are pleased to report another quarter of good growth, strong cash generation, and deleveraging,” said Michael Stubblefield, Chief Executive Officer of Avantor. “While a one-time item in the prior-year quarter diluted top line growth by approximately 2%, we achieved mid-single-digit growth in our core business, which continues to reflect the strength of our model. Importantly, biopharma growth in the quarter was strong and overall we exited September with high-single-digit growth.
Our operating performance continues to benefit from the efficiencies and synergies from the VWR integration, and we remain on track to expand margins approximately 100 basis points in 2019. Additionally, our outstanding cash generation and continued reduction in our interest expense enabled us to lower our leverage another quarter turn to 4.8X,” said Stubblefield.
We have momentum to finish the year strong and are well positioned to enable the innovation and breakthroughs that help our life science customers dramatically improve patient outcomes,” Stubblefield concluded.
Third Quarter 2019
For the three months ended September 30, 2019, net sales were $1.504 billion, an increase of 0.6% compared to the third quarter of 2018. Foreign currency translation negatively impacted revenue by 1.8%, and organic revenue growth was 2.4%, reflecting volume growth and improved pricing, offset by discrete, non-recurring volume in the Americas in 2018, which adversely affected global growth in the quarter by approximately 200 basis points.
Adjusted EBITDA decreased 1.6% to $250.8 million but was flat excluding adverse foreign exchange translation impact. Product pricing relative to cost inflation was favorable, and our productivity and VWR integration synergies continued to deliver. These benefits were offset by adverse sales mix and additional growth investments.
Third Quarter 2019 — Segment Results
Management uses Management EBITDA (as highlighted below) to measure and evaluate the internal operating performance of the Company’s business segments. Management EBITDA is also our segment reporting profitability measure under generally accepted accounting principles.
Americas
In the Americas, net sales were $918.2 million, up 0.6% from the third quarter of 2018 and up 0.7% on an organic basis, reflecting improved pricing that was partially offset by a one-time item in the prior year, absent which the organic growth in the Americas would have approximated 4%. Sales to biopharma, our largest customer group, grew in the mid-single digits organically, with biopharma production sales up low-double digits.
Management EBITDA was $187.7 million, up 3.2% from the third quarter of 2018, which reflected modest sales growth and stable gross margin. Strong growth in biopharma and SG&A savings, driven primarily by synergies generated from our global restructuring program, was tempered by lower levels of higher-margin healthcare and education & government product sales.
Europe
In Europe, net sales declined slightly to $501.1 million, -0.4% versus the third quarter of 2018, but increased 4.5% on an organic basis due in equal parts to price increases and volume growth. We experienced growth across all of our customer end markets, including high-single-digit growth in biopharma, driven by broad-based strength across strategic customer accounts and new customer wins. Growth was moderated by a low-single-digit decline in capital-related purchases of equipment and instruments.
Management EBITDA was $85.1 million, flat versus the third quarter of 2018. Performance was driven by SG&A savings and favorable product mix due to strong sales of proprietary healthcare materials and contraction in sales of lower-margin equipment & instrumentation. These benefits were substantially offset by unfavorable foreign currency transaction and translation impact.
AMEA
In AMEA, net sales increased 8.1% and were up 8.2% on an organic basis to $84.5 million, driven by volume growth in the biopharma and advanced technologies & applied materials businesses, our two largest end markets in this geographic region. We exited the quarter with over 30% growth for the month of September.
Management EBITDA of $16.9 million, down 10.6%, was favorably impacted by an increase in gross profit, driven by sales growth. However, this improvement was more than offset by a higher investment in customer-facing sales and marketing functions to support the growth in this strategic region and the opening of new supply chain facilities to better serve our customers.

Full-Year 2019 Outlook
The Company expects net sales in the range of $6.02-6.08 million, representing growth of 2.7-3.7%, or 5.0%-6.0% on an organic basis. Adjusted EBITDA is expected to be in the range of $1.025-1.035 billion, or an increase of 8.4-9.4%. Guidance for full-year Adjusted EPS is $0.55-0.58, up 52%-60%.
Our outlook assumes:

•	Current foreign exchange rates

•	Adjusted shares outstanding of 642.7 million

•	Annual effective tax rate of 30-31%
A quantitative reconciliation of adjusted EBITDA and adjusted EPS outlook to the corresponding GAAP information is not provided because the GAAP measures that are excluded from such outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include the timing and cost of future restructuring activities, charges related to the early retirement of debt, changes in tax rates and other non-recurring items.
Conference call
Avantor will host a conference call to discuss its quarterly results today, November 5, at 8:30 am ET. To hear the live webcast, please see the Investors section of the Company’s website at www.avantorsciences.com. Or you may listen to the call by dialing (866) 211-4132 (domestic) or (647) 689-6615 (international) and use the conference code 3917679. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.
Following the live webcast, an audio archive of the webcast and the slide presentation will be available under https://ir.avantorsciences.com/investors/events-and-presentations/.
About Avantor
Avantor is a leading global provider of mission critical products and services to customers in the life sciences and advanced technologies & applied materials industries. We operate in more than 30 countries and deliver an extensive portfolio of products and services. We set science in motion to create a better world.
Use of non-GAAP Financial Measures
To evaluate our performance, we monitor a number of key indicators. As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measures should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Rather, these measures should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in reports filed with the SEC in their entirety and not rely solely on any one, single financial measurement or communication.

The non-GAAP financial measures used in this press release are organic sales, Adjusted EBITDA, Adjusted Net Income, pro forma Adjusted EPS, net leverage and unlevered free cash flow.

•
Organic sales eliminates the impact of changes in foreign currency exchange rates from our reported net sales. We believe that this measurement is useful to investors as a way to measure and evaluate our underlying commercial operating performance consistently across our segments and the periods presented. This measurement is used by our management for the same reason.

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Adjusted EBITDA is used by investors to measure and evaluate our operating performance exclusive of interest expense, income tax expense, depreciation, amortization and certain infrequently occurring items. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business consistently across the periods presented.

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Adjusted Net Income is used by investors to measure and evaluate our operating performance exclusive of amortization and certain infrequent occurring items. We believe that this measurement is useful to investors as a way to analyze the underlying trends in our core business consistently across the periods and includes of income tax expense, interest expense and depreciation.

•
Adjusted EPS is our diluted earnings per share adjusted to normalize the number of shares outstanding and to exclude amortization and various infrequently occurring items on an after-tax basis. The normalization of shares reflect for all periods (i) the total number of shares of common stock outstanding following our initial public offering, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments (including our 6.250% Series A mandatory convertible preferred stock) into common stock. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented. This measurement is used by our management for the same reason.

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Adjusted net leverage is equal to our gross debt, reduced by our cash and cash equivalents, divided by our trailing twelve-month Adjusted EBITDA (excluding stock-based compensation expense and including the run rate effect of synergies). We believe that this measurement is useful to investors as a way to evaluate and measure the Company’s capital allocation strategies and the underlying trends in the business. This measurement is used by our management for the same reason.

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Unlevered free cash flow is equal to our cash flow from operating activities, excluding capital expenditures and including our cash interest net of tax. We believe that this measurement is useful to investors as it provides a view on the Company’s ability to generate cash for use in financing or other investment activities. This measurement is used by management for the same reason.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release, including our full year 2019 outlook, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,”

“forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our Registration Statement on Form S-1 (File No. 333-229578) and our Form 10-Q for the quarterly period ended June 30, 2019, as such risk factors may be updated from time to time in our periodic filings with the SEC.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Avantor, Inc. and subsidiaries
Unaudited condensed consolidated statements of operations

(in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net sales	$1,503.8	$1,494.2	$4,516.3	$4,390.4
Cost of sales	1,029.8	1,015.5	3,076.0	3,003.4
Gross profit	474.0	478.7	1,440.3	1,387.0
Selling, general and administrative expenses	330.8	346.5	1,040.4	1,072.8
Operating income	143.2	132.2	399.9	314.2
Interest expense	(98.3)	(130.2)	(342.0)	(388.7)
Loss on extinguishment of debt	—	—	(70.2)	—
Other (expense) income, net	(7.6)	(0.9)	2.9	7.0
Income (loss) before income taxes	37.3	1.1	(9.4)	(67.5)
Income tax (expense) benefit	(15.2)	33.4	(23.4)	33.9
Net income (loss)	22.1	34.5	(32.8)	(33.6)
Accumulation of yield on preferred stock	(16.4)	(68.9)	(136.4)	(198.4)
Accretion of make whole premium on series A preferred stock	—	—	(220.4)	—
Net income (loss) available to common stockholders	$5.7	$(34.4)	$(389.6)	$(232.0)

Earnings (loss) per share, basic and diluted	$0.01	$(0.26)	$(1.13)	$(1.75)
Weighted average shares outstanding:
Basic	570.0	132.8	343.7	132.7
Diluted	580.7	132.8	343.7	132.7

Avantor, Inc. and subsidiaries
Unaudited condensed consolidated balance sheets

(in millions)	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$173.9	$184.7
Accounts receivable, net	983.3	931.2
Inventory	714.5	671.1
Other current assets	147.0	112.6
Total current assets	2,018.7	1,899.6
Property, plant and equipment, net of accumulated depreciation of $290.4 and $225.8	559.4	598.6
Customer relationships, net of accumulated amortization of $578.7 and $412.5	3,917.0	4,159.8
Other intangible assets, net of accumulated amortization of $203.2 and $146.7	331.2	405.9
Goodwill	2,736.0	2,784.7
Other assets	200.8	63.0
Total assets	$9,763.1	$9,911.6

Avantor, Inc. and subsidiaries
Unaudited condensed consolidated balance sheets (continued)

(in millions)	September 30, 2019	December 31, 2018
Liabilities, redeemable equity and stockholders’ equity or deficit
Current liabilities:
Current portion of debt	$41.4	$142.4
Accounts payable	556.3	557.4
Employee-related liabilities	118.9	144.9
Accrued interest	135.1	76.6
Other current liabilities	227.0	174.9
Total current liabilities	1,078.7	1,096.2
Debt, net of current portion	5,088.7	6,782.3
Deferred income tax liabilities	832.8	907.5
Other liabilities	407.3	318.0
Total liabilities	7,407.5	9,104.0
Commitments and contingencies
Redeemable equity:
Series A preferred stock at redemption value, zero and 2.3 shares outstanding	—	2,297.3
Junior convertible preferred stock, zero and 1.7 shares outstanding	—	1,562.0
Total redeemable equity	—	3,859.3
Stockholders’ equity (deficit):
Mandatory convertible preferred stock including paid-in capital, 20.7 and zero shares outstanding	1,003.7	—
Common stock including paid-in capital, 571.4 and 132.8 shares outstanding	1,753.7	(2,746.8)
Accumulated deficit	(274.3)	(238.4)
Accumulated other comprehensive loss	(127.5)	(66.5)
Total stockholders’ equity (deficit)	2,355.6	(3,051.7)
Total liabilities, redeemable equity and stockholders’ equity or deficit	$9,763.1	$9,911.6

Avantor, Inc. and subsidiaries
Unaudited condensed consolidated statements of cash flows

(in millions)	Nine months ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(32.8)	$(33.6)
Reconciling adjustments:
Depreciation and amortization	301.6	303.5
Share-based compensation expense	57.4	14.5
Other restructuring charges	10.0	—
Provision for accounts receivable and inventory	22.9	19.5
Deferred income tax benefit	(67.5)	(135.7)
Amortization of deferred financing costs	26.5	31.1
Loss on extinguishment of debt	70.2	—
Changes in assets and liabilities:
Accounts receivable	(76.9)	(86.7)
Inventory	(74.1)	(19.8)
Accounts payable	7.9	(28.1)
Other assets and liabilities	22.2	48.4
Other, net	(0.4)	17.5
Net cash provided by operating activities	267.0	130.6
Cash flows from investing activities:
Capital expenditures	(39.5)	(32.3)
Other	8.8	9.1
Net cash used in investing activities	(30.7)	(23.2)
Cash flows from financing activities:
Debt repayments	(1,825.4)	(95.4)
Dividend payment	(15.1)	—
Payments of contingent consideration	(4.6)	(20.5)
Proceeds from issuance of stock, net of issuance costs	4,235.6	—
Redemption of series A preferred stock	(2,630.9)	—
Net cash used in financing activities	(240.4)	(115.9)
Effect of currency rate changes on cash, restricted cash and equivalents	(6.7)	(5.3)
Net change in cash, restricted cash and equivalents	(10.8)	(13.8)
Cash, restricted cash and equivalents, beginning of period	187.7	188.5
Cash, restricted cash and equivalents, end of period	$176.9	$174.7

Avantor, Inc. and subsidiaries
Unaudited reconciliations of non-GAAP measures

(in millions)	Three months ended September 30,		Nine months ended September 30,		Trailing twelve months ended September 30, 2019
	2019	2018	2019	2018
Net income (loss)	$22.1	$34.5	$(32.8)	$(33.6)	$(86.1)
Amortization	77.9	79.4	234.8	242.5	313.6
Loss on extinguishment of debt	—	—	70.2	—	70.2
Other share-based compensation (benefit) expense	(9.2)	—	33.5	—	32.8
Net foreign currency loss from financing activities	8.2	3.4	0.1	0.2	6.4
Restructuring and severance charges	13.4	16.7	19.8	57.1	43.9
Purchase accounting adjustments	(3.1)	(4.1)	(7.2)	2.8	(11.0)
VWR transaction and integration expenses	5.4	5.1	16.8	19.4	33.6
Other	0.2	1.2	0.2	5.4	3.3
Adjustment for U.S. tax reform act	—	(48.8)	—	(48.8)	21.5
Income tax benefit applicable to pretax adjustments	(21.1)	(24.6)	(81.8)	(77.5)	(109.2)
Adjusted Net Income	93.8	62.8	253.6	167.5	319.0
Interest expense	98.3	130.2	342.0	388.7	477.1
Depreciation	22.4	21.9	66.8	61.0	89.1
Income tax provision applicable to Adjusted Net Income	36.3	40.0	105.2	92.4	118.1
Adjusted EBITDA	250.8	254.9	767.6	709.6	$1,003.3
Business performance improvement programs	0.4	3.1	2.2	6.4
Ongoing share-based compensation expense	10.9	5.8	23.9	14.5
Write-offs of working capital and other assets	5.5	0.2	19.9	0.2
Long-term incentive plan	0.5	2.7	5.1	8.1
Other	1.1	1.5	2.8	4.2
Management EBITDA	$269.2	$268.2	$821.5	$743.0

Avantor, Inc. and subsidiaries
Unaudited reconciliations of non-GAAP measures (continued)

(shares in millions)	Three months ended September 30,
	2019	2018
Diluted earnings (loss) per share (GAAP)	$0.01	$(0.26)
Dilutive impact of convertible instruments	0.02	0.39
Normalization for shares issued in IPO	—	(0.08)
Fully diluted earnings per share (non-GAAP)	0.03	0.05
Adjustments to reconcile fully diluted earnings per share to Adjusted EPS:
Amortization	0.12	0.12
Net foreign currency loss from financing activities	0.01	0.01
Other share-based compensation benefit	(0.01)	—
Restructuring and severance charges	0.02	0.03
Purchase accounting adjustments	—	(0.01)
VWR transaction, integration and planning expenses	0.01	0.01
Adjustment for U.S. tax reform act	—	(0.07)
Income tax benefit applicable to pretax adjustments	(0.03)	(0.04)
Adjusted EPS (non-GAAP)	$0.15	$0.10

Diluted weighted average shares outstanding (GAAP)	580.7	132.8
Dilutive shares excluded for GAAP	62.0	130.2
Fully diluted weighted average shares outstanding (non-GAAP)	642.7	263.0
Normalization for shares issued in IPO	—	379.7
Pro forma adjusted fully diluted share count (non-GAAP)	642.7	642.7

Avantor, Inc. and subsidiaries
Unaudited reconciliation of non-GAAP measures (continued)
Net leverage

(dollars in millions)	September 30, 2019
Total debt, gross	$5,272.9
Less cash and cash equivalents	(173.9)
	$5,099.0

Trailing twelve months Adjusted EBITDA	$1,003.3
Trailing twelve months ongoing share-based compensation expense	28.3
Pro forma adjustment for projected synergies	36.2
	$1,067.8

Net leverage (non-GAAP)	4.8	x
Free cash flow and unlevered free cash flow

(in millions)	Three months ended September 30,
	2019	2018
Net cash provided by operating activities	$197.9	$108.2
Capital expenditures	(13.1)	(9.2)
Free cash flow (non-GAAP)	184.8	99.0
Cash interest (net of tax)[1]	21.3	40.2
Unlevered free cash flow (non-GAAP)	$206.1	$139.2

[1]	Cash interest tax-effected using a 30% and 32% tax rate for the three months ended September 30, 2019 and 2018, respectively.

Avantor, Inc. and subsidiaries
Unaudited supplemental financial information
Net sales

	Three months ended September 30,		Reconciliation of reported change to organic change
			Reported change	Foreign currency impact	Organic change
(in millions)	2019	2018
Americas	$918.2	$912.9	$5.3	$(1.2)	$6.5
Europe	501.1	503.1	(2.0)	(24.7)	22.7
AMEA	84.5	78.2	6.3	(0.1)	6.4
Total	$1,503.8	$1,494.2	$9.6	$(26.0)	$35.6
Media Contact
Allison Hosak
Senior Vice President, Global Communications
Avantor
+1 610-573-2661
Allison.Hosak@Avantorsciences.com
Investor Relations Contact
Helen O’Donnell
Managing Director
Solebury Trout
+1-203-428-3213
Hodonnell@soleburytrout.com